AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996
                                                      Registration No.333-07755
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                          AMERICAN EXPLORATION COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                       74-2086890
  (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                              1331 LAMAR, SUITE 900
                            HOUSTON, TEXAS 77010-3088
                                 (713) 756-6000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JOHN M. HOGAN
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          AMERICAN EXPLORATION COMPANY
                              1331 LAMAR, SUITE 900
                            HOUSTON, TEXAS 77010-3088
                                 (713) 756-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

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                                    Copy to:

                                   JOE S. POFF
                              BAKER & BOTTS, L.L.P.
                                 ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1410

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      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                   SUBJECT TO COMPLETION, DATED JULY 19, 1996

PROSPECTUS
                                 150,000 SHARES

                          AMERICAN EXPLORATION COMPANY

                                  COMMON STOCK
                           (PAR VALUE $.05 PER SHARE)

      The 150,000 shares (the "Shares") of common stock, par value $.05 per share (the "Common Stock"), of American Exploration Company, a Delaware corporation ("American" or the "Company"), offered hereby are held by a stockholder of the Company (the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any part of the proceeds of the sale of the Shares offered hereby. The Shares have been approved for listing on the American Stock Exchange.

      Sales of the shares by the Selling Stockholder may be made from time to time in one or more transactions, including block transactions, on the American Stock Exchange, or any other exchange or quotation system on which the Common Stock may be admitted for trading (collectively, the "Exchanges"), pursuant to and in accordance with the applicable rules of the Exchanges, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of such methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as an agent in the sale of Shares by the Selling Stockholder. To the extent required, specific additional information regarding the Shares will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder and any brokers, dealers, agents or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

      The Common Stock is listed on the American Stock Exchange under the symbol "AX". On July 1, 1996, the closing sales price of the Common Stock as reported on the American Stock Exchange was $12.375 per share.

                            ------------------------

      Investors should review the information contained or incorporated by reference herein. IN PARTICULAR, INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is July __, 1996.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected at, and upon payment of the Commission's customary charges copies may be obtained from, the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. The Common Stock is listed on the American Stock Exchange. Documents filed by the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents of the Company have been filed with the Commission pursuant to the Exchange Act (File No. 0-11871) and are incorporated herein by reference:

            1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

            2.    Quarterly Report on Form 10-Q for the quarter ended
                  March 31, 1996;

            3. Current Report on Form 8-K, as amended by Form 8-K/A, dated March 15, 1996; and

            4. Description of Common Stock on Forms 8-A, filed on April 30, 1984, November 16, 1987 and October 1, 1993.

      All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to
T. Frank Murphy, Vice President-Corporate Finance, American Exploration Company, 1331 Lamar, Suite 900, Houston, Texas 77010-3088, telephone (713) 756-6000.

                            ------------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY

      American Exploration Company is an independent company engaged in the exploration, development and production of oil and natural gas. The Company's oil and gas operations are conducted in the United States with exploration and development activities concentrated onshore in the Gulf Coast region of Texas and Louisiana and offshore in the Gulf of Mexico.

      The Company was incorporated in Delaware in 1980. Its executive offices are located at 1331 Lamar, Suite 900, Houston, Texas 77010, and its telephone number is (713) 756-6000.

                                  RISK FACTORS

      The following factors relating to the Company and the Common Stock, as well as the information contained elsewhere in this Prospectus or incorporated by reference herein, should be carefully considered when evaluating an investment in the Shares.

INDUSTRY CONDITIONS; VOLATILITY OF CRUDE OIL AND NATURAL GAS PRICES

      The Company's revenues, cash flow, profitability and future rate of growth and the carrying value of its crude oil and natural gas properties are substantially dependent upon the prices of oil and natural gas, which historically have been volatile and are likely to continue to be volatile in the future. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of and demand for oil and gas; political and economic conditions; weather conditions; the ability of the members of the Organization of Petroleum Exporting Countries to agree on and maintain price and production controls; political instability or armed conflict in oil-producing regions; the price of foreign imports; the level of consumer demand; the price and availability of alternative fuels; and changes in existing federal and state regulations. Any significant decline in oil or gas prices could have a material adverse effect on the Company's operations, financial condition and level of development and exploration expenditures and could result in a reduction of the Company's borrowing base under its bank credit agreement, thereby reducing the amount of credit available to the Company to fund its exploration, development and acquisition activities.

INCURRENCE OF LOSSES AND WORKING CAPITAL DEFICITS

      Although the Company reported net income available for Common Stock of $2.1 million in 1995, the Company experienced significant net losses in 1994 and 1993. The 1995 net income included a $10.2 million gain on sales of properties, partially offset by $1.8 million of impairment expense. There can be no assurance that the Company will not experience losses in the future. If the Company experiences significant losses, its ability to maintain compliance with financial covenants in its debt instruments could be adversely affected.

      Under certain circumstances, the Company may be required to write down the book value of the Company's proved oil and natural gas properties or recognize an impairment in the book value of its unproved properties. The Company has experienced write-downs of its oil and natural gas properties during the last few years.

      The Company has maintained or incurred working capital deficits in the ordinary course of its business and expects to continue to operate with such working capital deficits in the future. The Company's working capital deficits reflect, among other items, payables, short-term debt (including the current portion of long-term debt), taxes and other amounts that are due within one year. The Company generally intends to fund its working capital deficit through operating cash flow and bank borrowings, as available. Any material adverse developments relating to the Company's operating cash flow or its ability to borrow under its existing or any future bank credit facility could have a material adverse effect on the Company's financial condition.

RISKS OF DEVELOPMENT DRILLING, ACQUISITIONS AND EXPLORATION; REPLACEMENT OF RESERVES

      The Company intends to utilize its cash flow from operations and borrowing capacity under its bank credit agreement to fund the Company's exploration, development and exploitation activities and property acquisitions. The decision to develop, exploit, purchase or explore a property will depend in part on the Company's assessment of recoverable reserves, future crude oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Even if geophysical and geological analyses and engineering studies, the results of which are often inconclusive or subject to varying interpretations, indicate high reserve potential of a prospect or project, there can be no assurance that the Company's development, exploitation, acquisition or exploration activities will result in additional reserves or that the Company will be successful in drilling productive wells.

      In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent the Company conducts successful development, exploitation and exploration activities or acquires properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. As is generally the case in the Gulf Coast region, many of the Company's producing properties are characterized by a high initial production rate, followed by a steep decline in production. As a result, the Company's future oil and natural gas production is highly dependent upon its level of success in finding, acquiring, developing and exploiting additional reserves.

ESTIMATES OF RESERVES AND FUTURE NET REVENUES

      There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and the timing and results of development expenditures. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ from those included or incorporated by reference in this Prospectus. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered, which differences may be significant. In addition, estimates of the Company's future net revenues from proved reserves and the present value thereof are based on certain assumptions regarding future oil and gas prices, production levels and operating and development costs that may not prove to be correct. Any significant variance in these assumptions could materially affect the Company's estimated quantity of reserves and future net revenues therefrom.

OPERATING HAZARDS AND UNINSURED RISKS

      The Company's operations are subject to all of the risks normally incident to the exploration for and the development and production of oil and gas, including blowouts, cratering, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These hazards could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. In addition, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

      Although the Company maintains insurance coverage considered to be customary in the industry, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event against which the Company is not fully insured could have a material adverse effect on the Company's financial position.

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS

      The Company's business is subject to certain federal, state and local laws and regulations relating to taxation, exploration for and development and production of oil and gas and environmental and safety matters. Although the Company believes that its operations are in compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in the operations of companies in the oil and gas industry, and there can be no assurance that such costs and liabilities will not be incurred. A variety of federal and state laws and regulations govern the environmental aspects of oil and gas production, transportation and processing and may, in addition to other laws, impose liability in the event of discharges (whether or not accidental), failure to notify the proper authorities of a discharge and other failures to comply with those laws. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, there can be no assurance that future laws and regulations, including environmental laws and regulations, will not adversely affect the Company's operations and financial condition.

CAPITAL INTENSIVE INDUSTRY; LIMITS ON ACCESS TO CAPITAL

      The business of developing, exploring for and acquiring oil and gas reserves is capital intensive, and the Company will require substantial amounts of cash for planned expenditures for development and exploratory drilling activities, acquisitions of reserves and debt service. The ability of the Company to generate cash flow and obtain financing from third parties will be dependent on the Company's future performance and liquidity. Substantially all of the Company's assets are encumbered, and the Company's ability to borrow additional funds is limited by the terms of the purchase agreements relating to its 11% senior subordinated notes and its bank credit agreement. Pursuant to the bank credit agreement, the Company's borrowing base is subject to redetermination on a semi-annual basis.

HEDGING OF PRODUCTION

      Part of the Company's business strategy is to reduce its exposure to the volatility of crude oil and natural gas prices by hedging a portion of its production. The Company's objective is to reduce the risk that a sharp price drop will cause the Company to defer various capital spending projects. In a typical hedge transaction, the Company will have the right to receive from the counterparty to the hedge transaction any excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty this difference multiplied by the quantity hedged. The Company is required to pay the difference between the floating price and the fixed price (when the floating price exceeds the fixed price) regardless of whether the Company has sufficient production to cover the quantities specified in the hedge. Significant reductions in production, due to unforeseen events, at times when the floating price exceeds the fixed price could require the Company to make payments under the hedge agreements even though such payments are not offset by sales of production. To reduce this risk, the Company strives to keep a percentage of its production unhedged. Hedging will also prevent the Company from receiving the full advantage of increases in crude oil or natural gas prices above the fixed amount specified in the hedge.

REGISTRATION RIGHTS

      The Company has granted registration rights with respect to approximately
5.8 million shares of outstanding Common Stock. In addition, the Company has outstanding warrants covering an aggregate of approximately 1.5 million shares of Common Stock, the holders of which warrants have also been granted certain registration rights. As of July 1, 1996, the weighted average exercise price for these warrants was $22.49 per share of Common Stock.

NO DIVIDENDS ON COMMON STOCK

      The Company has not paid any dividends on the Common Stock and does not anticipate paying any dividends on the Common Stock for the foreseeable future. In addition, the terms of the Company's bank credit agreement and purchase agreements relating to its 11% senior subordinated notes also impose limitations upon the payment of dividends.

ANTI-TAKEOVER PROVISIONS; STOCKHOLDER RIGHTS PLAN

      The Board of Directors of the Company ("Board of Directors") is authorized to issue additional shares of preferred stock and could, without stockholder approval, issue such preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. The terms of the Company's outstanding $450 Cumulative Convertible Preferred Stock, Series C, par value $1.00 per share (the "Convertible Preferred Stock"), with its voting and special conversion rights, could also have a similar effect. In addition, in 1993 the Company adopted a stockholder rights plan and shortly thereafter distributed rights to each outstanding holder of Common Stock. See "Description of Capital Stock -- Stockholder Rights Plan." While the Company believes that the rights plan is designed to strengthen the Company's ability to negotiate with potential acquirors and to protect stockholders from coercive or abusive takeover tactics, the overall effect of the rights plan may be to delay, defer or prevent a change in control of the Company. The Company has no specific plans or arrangements for the issuance of any series of preferred stock other than the issuance of the preferred stock issuable pursuant to the terms of the Company's stockholder rights plan.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of any Shares offered pursuant to this Prospectus, all of which will be sold by the Selling Stockholder.

                               SELLING STOCKHOLDER

      The following table sets forth certain information, as of the date hereof, with respect to the number of Shares beneficially owned and being offered hereby by the Selling Stockholder. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time.
See "Plan of Distribution."

      The Selling Stockholder represented to the Company at the time of acquiring the Shares held by it that it was acquiring such Shares for investment purposes only. The Company granted the Selling Stockholder certain registration rights covering the resale of the Shares. See "Description of Capital Stock--Registration Rights and Listing." The Company is filing under the Securities Act with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time. See "Plan of Distribution."


                    BENEFICIAL OWNERSHIP
                      PRIOR TO OFFERING
- ----------------------------------------------------------         NUMBER OF
                                                                    SHARES
      NAME OF              NUMBER OF                                 BEING
SELLING STOCKHOLDER         SHARES             PERCENT              OFFERED
- -------------------        ---------           -------             ---------

Apache Corporation          150,000              1.3                150,000

                             PLAN OF DISTRIBUTION


GENERAL

      Sales of Shares by the Selling Stockholder may be made from time to time in one or more transactions, including block transactions, on the American Stock Exchange or any other exchange or quotation system on which the Common Stock may be listed or quoted pursuant to and in accordance with the applicable rules of the Exchanges, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as an agent in the sale of Shares by the Selling Stockholder. To the extent required, specific additional information regarding the Shares will be set forth in a Prospectus Supplement.

      The Selling Stockholder and any brokers, dealers, agents or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

      Agents, brokers and dealers may be entitled under agreements entered into by the Selling Stockholder and/or the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act.

      There is no assurance that the Selling Stockholder will sell any or all of the Shares offered hereby.

ORIGINAL ISSUANCE OF THE SHARES

      The Shares were sold to the Selling Stockholder in a private placement effected in August 1994. Under the terms of the agreement pursuant to which the Shares were sold, the Company agreed to register the Shares under the Securities Act in certain circumstances and to indemnify and hold the Selling Stockholder and certain related persons harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholder of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement, but not selling commissions or discounts.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK

      The Company's Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Company to issue, without any action on the part of its stockholders, an aggregate of 100,000 shares of preferred stock, par value $1.00 per share. The Board of Directors has authority to divide such preferred stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights, of the shares of each such series. As of July 1, 1996, an aggregate of 85,000 shares of preferred stock of the Company had been reserved for issuance upon exercise of the Rights described below under " -- Stockholder Rights Plan," and the Company's Convertible Preferred Stock represents an additional 4,000 shares of preferred stock.

COMMON STOCK

      As of July 1, 1996, the Company was authorized to issue 50,000,000 shares of Common Stock. As of July 1, 1996, an aggregate of 11,807,741 shares were outstanding and an aggregate of 4,642,686 shares were reserved for issuance upon exercise of outstanding options and warrants and upon conversion (including conversion pursuant to special conversion rights) of the Convertible Preferred Stock. All shares of Common Stock have equal rights to participate in dividends and, in the event of liquidation, assets, subject to all preferences established with respect to the Company's preferred stock. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. Shares of Common Stock carry no conversion, preemptive or subscription rights and are not subject to redemption. All outstanding shares of Common Stock are fully paid and nonassessable. The Company currently pays no dividends on Common Stock but is authorized to pay such dividends when, as and if declared by the Board of Directors. Dividends may be declared in the discretion of the Board of Directors from funds legally available therefor, subject to restrictions in the Company's bank credit agreement and the agreements relating to its 11% senior subordinated notes.

      The transfer agent and registrar of the Common Stock offered herein is Keycorp Shareholder Services, 1201 Elm Street, Dallas, Texas 75270.

STOCKHOLDER RIGHTS PLAN

      GENERAL. In September 1993, the Board of Directors declared a distribution of one right ("Right") for each outstanding share of Common Stock outstanding to stockholders of record at the close of business on October 8, 1993 and for each share of Common Stock issued by the Company (including shares issued upon conversion of the Convertible Preferred Stock) thereafter and prior to the Distribution Date (as described below). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), at a purchase price of $7.50 per Unit, subject to adjustment (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between the Company and Society National Bank dated September 28, 1993 (the "Rights Agreement"), as supplemented by the Amendment to Rights Agreement dated August 3, 1994, copies of which have been filed with the Commission as exhibits to the Company's Current Reports on Form 8-K dated September 28, 1993, and August 31, 1994, respectively.

      THE RIGHTS AGREEMENT. Initially, a Right will attach to each certificate representing a share of outstanding Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. Each Right will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten business days following a public announcement that a Person (as such term is defined in the Rights Agreement) or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary or certain former investors in certain of the Company's institutional oil and gas programs by virtue of their exchange of interests in such programs for Common Stock) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), and (ii) ten business days (or such later date as may be determined by action of the Board of Directors before any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the then outstanding shares of Common Stock.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

      As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

      In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Common Stock remain outstanding, (ii) a Person becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (iv) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units of Series B Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a value equal to two times the amount payable upon exercise of the Right. The amount payable upon exercise is the then current Purchase Price multiplied by the number of Units of Series B Preferred Stock issuable upon exercise of a Right immediately prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or were (under certain circumstances specified in the Rights Agreement), beneficially owned by any Acquiring Person will be null and void.

      In the event that at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Company and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as described above) will thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the amount payable upon exercise of the Right.

      The amount payable, and the number of Units of Series B Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events.

      At any time until ten business days following the Stock Acquisition Date, a majority of the Independent Directors (as such term is defined in the Rights Agreement) may redeem the Rights in whole, but not in part, at a price of $.10 per Right, subject to adjustment upon the occurrence of certain events (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or shares of Common Stock. Immediately upon the action of a majority of Independent Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. Holders of Common Stock or of Convertible Preferred Stock may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Series B Preferred Stock (or other consideration).

      DESCRIPTION OF THE SERIES B PREFERRED STOCK. The Units of Series B Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company. Each Unit of Series B Preferred Stock will have a minimum preferential quarterly dividend of $0.01 per Unit or any higher per share dividend declared on the Common Stock.

      The holder of each Unit of Series B Preferred Stock will be entitled to one vote for each Unit held, voting together with the Common Stock. The holders of Units of Series B Preferred Stock, voting as a separate class, will be entitled to elect two directors if dividends on the Series B Preferred Stock are in arrears for six fiscal quarters.

      In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Unit of Series B Preferred Stock will be entitled to receive the per share amount paid in respect of each share of Common Stock. In the event of liquidation, the holder of a Unit of Series B Preferred Stock will receive a preferred liquidation payment equal to the greater of $0.10 per Unit plus accrued and unpaid dividends and the per share amount paid in respect of a share of Common Stock. Certain rights of the holders of the Preferred Stock, including voting rights, rights upon liquidation and rights upon merger, consolidation or other transactions in which shares of Common Stock are exchanged, are subject to adjustment upon the occurrence of certain events.

PROVISIONS OF THE COMPANY'S BYLAWS

      Certain provisions of the Company's Bylaws establish time periods during which appropriate stockholder proposals must be delivered to the Company for consideration at special and annual meetings called by the Company.

The Bylaws provide, among other things, that (i) only the Board of Directors may call special meetings of stockholders, (ii) stockholders making nominations for the Board of Directors at, or bringing other business before, an annual meeting of stockholders must provide timely written notice to the Company thereof (timely notice being required to be no later than 60 days before the first anniversary of the preceding year's annual meeting or, in the event the date of an annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, no later than 60 days before the date of such annual meeting or ten days following the day on which the date of such meeting is publicly announced) and (iii) stockholders making nominations for the Board of Directors at a special meeting of stockholders must provide timely written notice to the Company thereof (timely notice being required to be no later than 60 days before such special meeting or ten days following the day on which the date of such special meeting is publicly announced).

WARRANTS

      As of July 1, 1996, there were warrants outstanding to purchase an aggregate of up to approximately 1.5 million shares of Common Stock. In December 1991, the Company issued warrants to certain institutional investors contemporaneously with the issuance of its 11% senior subordinated notes (the "Institutional Warrants"). The Institutional Warrants granted the right to purchase approximately 1.2 million shares (as adjusted for subsequent events) of Common Stock at an exercise price of $22.37 per share, subject to adjustment, on or before December 30, 2001. In connection with an acquisition of Common Stock in September 1992, The Prudential Insurance Company of America ("Prudential") acquired warrants to purchase approximately 0.3 million shares (as adjusted) of Common Stock at an exercise price of $22.95 per share, subject to adjustment, on or before April 30, 1999 (the "Prudential Warrants" and, collectively with the Institutional Warrants, the "Warrants").

      The Warrants contain certain provisions for adjustment of exercise prices in certain events, including sales of Common Stock at less than the exercise price or fair market value thereof, stock dividends, stock splits, reorganizations, reclassifications and mergers.

      Holders of the Warrants are also entitled to certain registration rights with respect to Common Stock issued upon the exercise thereof.

      The Company may at its option redeem (i) any or all of the outstanding Institutional Warrants for cash on or after December 30, 1996 at $22.37 per share of Common Stock issuable upon the exercise of such warrants, subject to adjustment, and (ii) all of the outstanding Prudential Warrants at any time after October 1, 1994 at the exercise price in effect on the date of redemption, provided in each case that the Common Stock has traded at specified prices above the then current exercise price for a specified period.

LIMITATION ON DIRECTORS' LIABILITY

      Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Restated Certificate limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in the Restated Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      The Company is a Delaware corporation and is subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, either the business combination or such transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock.

LIMITATION ON CHANGES IN CONTROL

      The Rights and Rights Agreement, certain provisions of the Company's Bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer.


                                  LEGAL MATTERS

      Certain legal matters in connection with the Shares have been passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas.

                                     EXPERTS

      The audited consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)


                                                            AMOUNT
                                                           --------
      Filing fee, Securities and Exchange Commission.......$    640
      Fees and expenses of accountants.....................   3,000
      Fees and expenses of counsel.........................  10,000
      Printing and engraving expenses......................   1,000
      Blue sky fees and expenses...........................  10,000
      Miscellaneous........................................       0
                                                           --------
            Total......................................... $ 24,640
                                                           ========
- ------------
      (1) The amounts set forth above, except for the filing fees for the Securities and Exchange Commission and for the American Stock Exchange listing fee, are in each case estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the DGCL gives corporations the power to indemnify officers and directors under certain circumstances. The Registrant's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

      Article IV of the Bylaws of the Registrant contains the following provisions:

      "Section 1. INDEMNIFICATION GENERALLY. Subject to the provisions of
Section 3 of this Article IV, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      "Section 2. INDEMNIFICATION FOR EXPENSES ONLY. Subject to the provisions of Section 3 of this Article IV, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and except that no indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case,

                                      II-1

such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

      "Section 3. DETERMINATION. Any indemnification under Sections 1 and 2 of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (a) by the Board, by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (who may be counsel to the Corporation) in a written opinion, or
(c) by the stockholders.

      "Section 4. SUCCESSFUL SUIT. If a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise as a party to any action, suit, or proceeding, referred to in Sections 1 and 2 of this Article IV, or with respect to any claim, issue or matter therein (to the extent that a portion of his expenses can be reasonably allocated thereto), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      "Section 5. ADVANCE PAYMENT. Expenses incurred in connection with a civil, criminal, administrative, or investigative action, suit, or proceeding, or threat thereof, shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article IV.

      "Section 6. INSURANCE. By action of the Board, notwithstanding any interest of the directors in the action, to the full extent permitted by applicable law, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IV or of Section 145 of the General Corporation Law of the State of Delaware.

      "Section 7. DEFINITIONS. For purposes of this Article IV, references to the "Corporation" shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article IV.

      "Section 8. OTHER RIGHTS. The indemnification provided pursuant to the provisions of this Article IV shall not be deemed exclusive of any other rights that those seeking indemnification may be entitled to under any other Bylaw, agreement, contract of insurance, statute, vote of stockholders, or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or has ceased to be a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise wherein such person was serving at the request of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

                                      II-2

      "Section 9. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

      In addition to the above recited provisions of the Registrant's Bylaws, the Registrant's stockholders, pursuant to Section 102(b)(7) of the DGCL, adopted a new Article SIXTH of the Registrant's Restated Certificate of Incorporation which has the effect of limiting or eliminating the potential monetary liability of the directors to the Registrant or its stockholders for breaches of a director's fiduciary duty of care. The text of Article SIXTH adopted pursuant to the aforementioned Section 102(b)(7) by the stockholders of the Registrant on September 8, 1986 is set out in full below:

            "SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not limit the liability of a Director (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders,
            (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
            Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. This Article does not limit the liability of a Director for any act or omission occurring prior to the date when this Article becomes effective."

      In addition, the Registrant maintains two primary and two excess insurance policies, which collectively provide insurance coverage in the amount of $10.0 million. The first primary and excess policies insure the Registrant's directors and officers against liability for their acts in such capacities collectively up to an aggregate of $6.0 million, subject to specified exclusions, including an exclusion with respect to liabilities arising out of the Registrant's acting as a general partner or joint venturer. The second primary and excess policies insure the Registrant and its directors, subject to specified deductibles and exclusions, against liability for their acts in connection with the Registrant acting as a general partner up to an aggregate of $4.0 million. Both of the primary policies are subject to common acts tie-in endorsements.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 16.  EXHIBITS

4.1* -- Restated Certificate of Incorporation of American Exploration Company, as supplemented by Certificate of Amendment to Restated Certificate of Incorporation, effective June 13, 1995 (Form 10-K, December 31, 1995, Exhibit 3(a))
4.2* --   Amended and Restated Bylaws of American Exploration Company
          (Form 10-K, December 31, 1995, Exhibit 3(b))
5    --   Opinion of Baker & Botts, L.L.P.
23.1 --   Consent of Arthur Andersen LLP
23.2 --   Consent of Baker & Botts, L.L.P. (contained in Exhibit 5)
24   --   Powers of Attorney
- -------------
*     Incorporated herein by reference.

                                      II-3

ITEM 17.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement :

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

PROVIDED, HOWEVER, that clauses (a)(1)(i) and (a)(1)(ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 19th DAY OF JULY, 1996.

                                          AMERICAN EXPLORATION COMPANY


                                          By: /s/ MARK ANDREWS
                                                 (Mark Andrews)

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     SIGNATURE                      TITLE                        DATE
     ---------                      -----                        ----
 /s/ MARK ANDREWS         Chairman of the Board and          July 19, 1996
    (Mark Andrews)          Chief Executive Officer
                         (Principal Executive Officer)


 /s/ JOHN M. HOGAN        Senior Vice President and          July 19, 1996
    (John M. Hogan)        Chief Financial Officer
                          (Principal Financial and
                             Accounting Officer)



  HARRY W. COLMERY, JR.*           Director                  July 19, 1996
 (Harry W. Colmery, Jr.)


  IRVIN K. CULPEPPER, JR.*         Director                  July 19, 1996
 (Irvin K. Culpepper, Jr.)


  WALTER J.P. CURLEY*              Director                  July 19, 1996
 (Walter J. P. Curley)


  PHILLIP FROST, M.D.*             Director                  July 19, 1996
 (Phillip Frost, M.D.)

                                      II-5

  PETER G. GERRY*                  Director                  July 19, 1996
 (Peter G. Gerry)


 _________________________         Director                  July __, 1996
 (H. Phipps Hoffstot, III)


  JOHN H. MOORE*                   Director                  July 19, 1996
 (John H. Moore)


 PETER P. NITZE*                   Director                  July 19, 1996
(Peter P. Nitze)


*By: /s/ JOHN M. HOGAN                                       July 19, 1996
         Jonn M. Hogan, Attorney-in-Fact

                                      II-6